Exhibit 99.1

Ethical Web AI announces that its Ethical Web product is now demonstrable.

NEW YORK, August 19 – Bubblr Inc., d/b/a Ethical Web AI (OTC: BBLR) - a frontrunner in ethical technology determined to revolutionize the digital domain, has announced that its Ethical Web product is now demonstrable.

The Ethical Web platform has been in development for over three years. It is the technical manifestation of its highly valued granted US patent 10977387. Established internet search engines have not really changed in over 30 years. This new platform allows licensees to build their own super apps in a profoundly different way.

Very high-precision searches are executed through anonymous super apps. These high-precision queries include every attribute of the product or service being searched for, as well as geographical data and availability information.

Uniquely, these high-precision queries are all data-driven. None of the queries are hard-coded. This means that a single app can search for any products or services that are irrelevant to the market sector in which it belongs.

Consumers always retain complete control of their anonymity. They can even chat with a potential supplier without giving up any personal information. This aspect alone profoundly changes the way suppliers must treat potential customers.

Another profoundly different aspect of this new search method is that searches can persist and that search results can be delivered sometime in the future as they become available. This ability to persist in a search provides a new concierge search capability.

There are five scenarios shown in videos on the website (see How it Works – Using the Platform. We can now demonstrate all of these scenarios on a pre-production version of the platform.

Steve Morris, CTO and founder of Ethical Web AI, remarked, “This is the most significant event for the company to date. Our biggest challenge has always been to explain how hugely significant our technology is. Many new technologies profess to be innovative or disruptive, but none of them come anywhere near the level of genuine disruption and innovation of the Ethical Web product. There has been no real innovation in internet search in the last 30 years. People have had enough of being exploited by the big technology firms. They are crying out for an alternative way to search that is not dependent on online advertising and behavioural tracking. It is interesting to see that Google is in trouble with its anti-trust case brought by the US DOJ. Something we predicted many years ago.”

“From an investment perspective, our biggest challenge has been our inability to describe succinctly what our platform does and why it is so revolutionary. Now that the platform is demonstrable, this makes our ability to raise the necessary finance to move the company on to the next stage so much easier”.

“I cannot thank our development team enough for achieving this critical milestone. It has taken years to get to this point. Many of the technologies required to deliver the platform either did not exist, or we had to wait for them to become commercially viable. Other technologies we had to invent for ourselves. A massive amount of architectural design and code has been written to deliver the platform.”

“Finally, it means we can now progress our conversations with potential candidates for our first pilot projects. We have a number of potential pilot candidates who are extremely eager to see the demonstration in order to move on to the next steps and sign the necessary agreements. The learnings that we acquire during these pilot processes will allow us to provide the necessary automation for any community on earth to sign up to use our platform.”

“In a few weeks, we will be announcing some public demonstrations of the platform using online broadcast media”.